Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS

SECOND QUARTER 2021 RESULTS

Houston, Texas, Wednesday, July 28, 2021 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $3.5 million ($0.11 diluted earnings per share) for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

●Operating income was $5.6 million for the second quarter of 2021 compared to operating income of $4.1 million for the second quarter of 2020.

●Net income was $3.5 million ($0.11 diluted earnings per share) for the second quarter of 2021 compared to net income of $2.0 million ($0.07 diluted earnings per share) for the second quarter of 2020.

●The second quarter 2021 net income included $3.0 million ($0.10 earnings per diluted share) of non-recurring items and $1.1 million ($0.04 loss per diluted share) of tax expense associated with the movement of certain valuation allowances. Second quarter 2021 adjusted net income was $1.7 million ($0.05 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was $7.4 million in the second quarter of 2021, which compares to adjusted EBITDA of $12.6 million for the second quarter of 2020. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the second quarter was $394.4 million on a second quarter book-to-bill of 1.20x.

“During the second quarter we closed on the sale of our Tampa property further strengthening our balance sheet and enhancing our liquidity,” stated Mark Stauffer, Orion’s Chief Executive Officer.  “The gain on the sale is included in our results for the second quarter, which were also impacted by inordinately wet weather in our key operating geographies, which affected both business segments, but predominantly our concrete business.”

 “Our concrete segment’s production was hampered during the quarter by wet weather conditions across Texas, and as a result, our labor capacity was underutilized.  Our concrete segment’s ability to catch up on work and execute effectively in normal weather conditions will allow us to efficiently complete any delayed projects in subsequent quarters.  The wet weather unfortunately resulted in under recovery of indirect costs, including labor and equipment utilization, during the quarter.”

 “We remain optimistic about our end markets and future project opportunities. During the second quarter we bid on a significant volume of bids, including several large projects, and we ended the quarter with a substantial amount of quoted work outstanding. We are confident that bidding opportunities will continue to materialize, especially in end-markets that have been adversely impacted by COVID, including the cruise and energy industries, which have begun generating project opportunities again. We also are continuing to track progress on the Federal infrastructure bill, which would provide an additional catalyst for our end markets and drive absorption of industry capacity. The diversity of our end markets and our unique capabilities across both of our business segments make us confident in our ability to capitalize on a wide range of attractive projects as they continue to materialize across our operating footprint.”

“We also continue to enhance our financial flexibility with the strengthening of our balance sheet.  On a basis of net debt, this is the strongest balance sheet the Company has had in many years,  which not only offers us flexibility to continue to execute on projects in backlog and pursue new awards, but also position us to consider accretive acquisition opportunities, as well as exploring other opportunities to achieve the best return for our shareholders.”

Mr. Stauffer concluded, “Given the reopening of the US economy, the project opportunities we see on the horizon as a result, and our extremely strong balance sheet and financial position, we are confident in our ability to continue to generate growth in our profitability and maximizing shareholder value over the long-term.”

Consolidated Results for Second Quarter 2021 Compared to Second Quarter 2020

●	Contract revenues were $145.9 million, down 20.6% as compared to $183.7 million. The decrease was primarily driven by a reduction in project activity compared to the prior year in the marine segment and decreased production volumes in the concrete segment due to weather related impacts.

●	Gross profit was $12.3 million, as compared to $20.7 million. Gross profit margin was 8.4%, as compared to 11.3%. The decrease in gross profit dollars and percentage was primarily driven by the decreased activity and volumes, which negatively impacted revenue and contributed to an under recovery of indirect costs primarily related to decreased equipment utilization.

●	Selling, General, and Administrative expenses were $13.7 million, as compared to $16.5 million. As a percentage of total contract revenues, SG&A expenses increased 0.4%. The decrease in SG&A dollars was driven primarily by a decrease in bonus expense as compared to the prior year period.

●	Operating income was $5.6 million as compared to $4.1 million. The increase in operating income in the second quarter of 2021 reflects the $6.8 million net gain on the Tampa property sale.

●	EBITDA was $12.1 million, representing an 8.3% EBITDA margin, as compared to EBITDA of $11.1 million, or a 6.1% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the second quarter of 2021 was $7.4 million, representing a 5.1% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of June 30, 2021, was $394.4 million, which compares with backlog under contract as of June 30, 2020, of $528.4 million. The second quarter 2021 ending backlog was comprised of $170.2 million for the marine segment, and $224.2 million for the concrete segment. At the end of the second quarter 2021, the Company had approximately $2.0 billion worth of bids outstanding, including approximately $30 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the second quarter of 2021, of which approximately $12 million pertains to the marine segment and approximately $18 million to the concrete segment.

“During the second quarter, we bid on approximately $2.0 billion of work and were successful on approximately $175 million of these bids,” stated Robert Tabb, Orion Group Holding's Executive Vice President and Chief Financial Officer.  “This resulted in a 1.20 times book-to-bill ratio and a win rate of 8.8%. In the marine segment, we bid on approximately $1.0 billion during the second quarter 2021 and were successful on approximately $79 million, representing a win rate of 7.6% and a book-to-bill ratio of 1.24 times. In the concrete segment we bid on approximately $1.0 billion of work and were awarded approximately $96 million, representing a win rate of 10.1% and a book-to-bill ratio of 1.17 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2021 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, July 29, 2021. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 2, 2021, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Fred Buonocore, CFA (212) 836-9607
(346) 616-4138		Mike Gaudreau (212) 836-9620
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Contract revenues	145,875	183,713	299,184	350,333
Costs of contract revenues	133,574	162,969	271,428	309,831
Gross profit	12,301	20,744	27,756	40,502
Selling, general and administrative expenses	13,715	16,512	28,345	32,381
Amortization of intangible assets	381	517	761	1,033
Gain on disposal of assets, net	(7,361)	(369)	(8,971)	(1,361)
Operating income	5,566	4,084	7,621	8,449
Other (expense) income:
Other income	72	39	109	136
Interest income	25	54	51	94
Interest expense	(2,943)	(1,169)	(3,983)	(2,571)
Other expense, net	(2,846)	(1,076)	(3,823)	(2,341)
Income before income taxes	2,720	3,008	3,798	6,108
Income tax (benefit) expense	(810)	980	(660)	1,357
Net income	$3,530	$2,028	$4,458	$4,751

Basic earnings per share	$0.12	$0.07	$0.15	$0.16
Diluted earnings per share	$0.11	$0.07	$0.15	$0.16
Shares used to compute income per share:
Basic	30,671,952	30,031,188	30,569,284	29,842,298
Diluted	30,702,151	30,031,188	30,601,669	29,842,298

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended June 30,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$44,667	69.9%	$59,820	65.2%
Private sector	19,275	30.1%	31,899	34.8%
Marine segment total	$63,942	100.0%	$91,719	100.0%
Concrete segment
Public sector	$6,500	7.9%	$12,022	13.1%
Private sector	75,433	92.1%	79,972	86.9%
Concrete segment total	$81,933	100.0%	$91,994	100.0%
Total	$145,875		$183,713

Operating income (loss)
Marine segment	$8,606	13.5%	$3,810	4.2%
Concrete segment	(3,040)	(3.7)%	274	0.3%
Total	$5,566		$4,084

	Six months ended June 30,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$86,336	63.4%	$113,331	63.8%
Private sector	49,752	36.6%	64,337	36.2%
Marine segment total	$136,088	100.0%	$177,668	100.0%
Concrete segment
Public sector	$11,279	6.9%	$28,074	16.3%
Private sector	151,817	93.1%	144,591	83.7%
Concrete segment total	$163,096	100.0%	$172,665	100.0%
Total	$299,184		$350,333

Operating income
Marine segment	$11,454	8.4%	$9,559	5.4%
Concrete segment	(3,833)	(2.4)%	(1,110)	(0.6)%
Total	$7,621		$8,449

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$3,530	$2,028	$4,458	$4,751
One-time charges and the tax effects:
ERP implementation	853	310	1,439	310
ISG initiative	—	—	—	369
Severance	—	38	—	72
Costs related to debt extinguishment	2,062	—	2,062	—
Net gain on Tampa property sale	(6,767)	—	(6,767)	—
Tax rate of 23% applied to one-time charges (1)	886	(80)	751	(173)
Total one-time charges and the tax effects	(2,966)	268	(2,515)	578
Federal and state tax valuation allowances	1,121	(968)	970	(1,631)
Adjusted net income	$1,685	$1,328	$2,913	$3,698
Adjusted EPS	$0.05	$0.04	$0.10	$0.12

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$3,530	$2,028	$4,458	$4,751
Income tax (benefit) expense	(810)	980	(660)	1,357
Interest expense, net	2,918	1,115	3,932	2,477
Depreciation and amortization	6,429	7,004	12,915	13,896
EBITDA (1)	12,067	11,127	20,645	22,481
Stock-based compensation	1,245	1,167	1,628	1,629
ERP implementation	853	310	1,439	310
ISG initiative	—	—	—	369
Severance	—	38	—	72
Net gain on Tampa property sale	(6,767)	—	(6,767)	—
Adjusted EBITDA(2)	$7,398	$12,642	$16,945	$24,861
Operating income margin	3.8%	2.2%	2.5%	2.4%
Impact of other income (expense), net	—%	—%	—%	—%
Impact of depreciation and amortization	4.4%	3.9%	4.5%	4.0%
Impact of stock-based compensation	0.9%	0.6%	0.5%	0.5%
Impact of ERP implementation	0.6%	0.2%	0.5%	0.1%
Impact of ISG initiative	—%	—%	—%	0.1%
Impact of severance	—%	—%	—%	—%
Impact of net gain on Tampa property sale	(4.6)%	—%	(2.3)%	—%
Adjusted EBITDA margin(2)	5.1%	6.9%	5.7%	7.1%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance and the net gain on the Tampa property sale. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating income (loss) (1)	8,606	3,810	(3,040)	274
Other income (expense), net	72	39	—	—
Depreciation and amortization	4,322	4,744	2,107	2,260
EBITDA (2)	13,000	8,593	(933)	2,534
Stock-based compensation	1,219	1,128	26	39
ERP implementation	379	155	474	155
ISG initiative	—	—	—	—
Severance	—	14	—	24
Net gain on Tampa property sale	(6,767)	—	—	—
Adjusted EBITDA(3)	$7,831	$9,890	$(433)	$2,752
Operating income margin	13.4%	4.2%	(3.7)%	0.3%
Impact of other income (expense), net	0.1%	—%	—%	—%
Impact of depreciation and amortization	6.8%	5.2%	2.6%	2.5%
Impact of stock-based compensation	1.9%	1.2%	—%	—%
Impact of ERP implementation	0.6%	0.2%	0.6%	0.2%
Impact of ISG initiative	—%	—%	—%	—%
Impact of severance	—%	—%	—%	—%
Impact of net gain on Tampa property sale	(10.6)%	—%	—%	—%
Adjusted EBITDA margin (3)	12.2%	10.8%	(0.5)%	3.0%

	Marine		Concrete
	Six months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating income (loss) (1)	11,454	9,559	(3,833)	(1,110)
Other income (expense), net	109	134	—	2
Depreciation and amortization	8,680	9,520	4,235	4,376
EBITDA (2)	20,243	19,213	402	3,268
Stock-based compensation	1,570	1,540	58	89
ERP implementation	655	155	784	155
ISG initiative	—	190	—	179
Severance	—	26	—	46
Net gain on Tampa property sale	(6,767)	—	—	—
Adjusted EBITDA(3)	$15,701	$21,124	$1,244	$3,737
Operating income margin	8.3%	5.4%	(2.3)%	(0.5)%
Impact of other income (expense), net	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	6.4%	5.4%	2.6%	2.5%
Impact of stock-based compensation	1.2%	0.9%	—%	0.1%
Impact of ERP implementation	0.5%	—%	0.5%	—%
Impact of ISG initiative	—%	0.1%	—%	0.1%
Impact of severance	—%	—%	—%	—%
Impact of net gain on Tampa property sale	(5.0)%	—%	—%	—%
Adjusted EBITDA margin (3)	11.5%	11.9%	0.8%	2.2%

(1)	In connection with the preparation of the financial statements for the quarter ended June 30, 2021, the Company has identified and corrected certain immaterial errors in segment reporting for all periods presented. Specifically, certain corporate overhead costs previously recorded to the marine segment as part of operating income (loss) and allocated from the marine segment to the concrete segment below operating income in the other income (expense) line have been allocated from the marine segment to the concrete segment as part of the determination of operating income for each segment.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance and the net gain on the Tampa property sale. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$3,530	$2,028	$4,458	$4,751
Adjustments to remove non-cash and non-operating items	2,609	9,246	9,504	17,828
Cash flow from net income after adjusting for non-cash and non-operating items	6,139	11,274	13,962	22,579
Change in operating assets and liabilities (working capital)	(3,982)	6,347	(2,687)	10,495
Cash flows provided by operating activities	$2,157	$17,621	$11,275	$33,074
Cash flows provided by (used in) investing activities	$19,690	$(1,719)	$20,462	$(2,044)
Cash flows used in financing activities	$(24,079)	$(19,081)	$(30,916)	$(21,773)

Capital expenditures (included in investing activities above)	$(3,097)	$(2,283)	$(4,715)	$(5,036)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$4,458	$4,751
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,313	12,311
Amortization of ROU operating leases	2,794	3,066
Amortization of ROU finance leases	1,602	1,585
Write-off of debt issuance costs upon debt extinguishment	790	—
Amortization of deferred debt issuance costs	429	286
Deferred income taxes	(81)	(99)
Stock-based compensation	1,628	1,629
Gain on disposal of assets, net	(8,971)	(1,361)
Allowance for credit losses	—	411
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	5,147	23,645
Income tax receivable	(682)	(97)
Inventory	277	(172)
Prepaid expenses and other	337	900
Contract assets	9,159	5,050
Accounts payable	(3,754)	(23,680)
Accrued liabilities	(5,290)	2,818
Operating lease liabilities	(2,571)	(2,721)
Income tax payable	(538)	(296)
Contract liabilities	(4,772)	5,048
Net cash provided by operating activities	11,275	33,074
Cash flows from investing activities:
Proceeds from sale of property and equipment	24,737	1,749
Purchase of property and equipment	(4,715)	(5,036)
Contributions to CSV life insurance	—	(99)
Insurance claim proceeds related to property and equipment	440	1,342
Net cash provided by (used in) investing activities	20,462	(2,044)
Cash flows from financing activities:
Borrowings from Credit Facility	20,000	5,000
Payments made on borrowings from Credit Facility	(49,086)	(24,500)
Payments of finance lease liabilities	(1,675)	(1,858)
Payments related to tax withholding for stock-based compensation	(241)	(24)
Exercise of stock options	86	—
Net cash used in financing activities	(30,916)	(21,773)
Net change in cash, cash equivalents and restricted cash	821	9,257
Cash, cash equivalents and restricted cash at beginning of period	1,589	1,086
Cash, cash equivalents and restricted cash at end of period	$2,410	$10,343

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,410	1,589
Accounts receivable:
Trade, net of allowance for credit losses of $323 and $411, respectively	89,671	96,369
Retainage	38,388	36,485
Income taxes receivable	1,101	419
Other current	66,967	59,492
Inventory	2,102	1,548
Contract assets	23,112	32,271
Prepaid expenses and other	6,973	7,229
Total current assets	230,724	235,402
Property and equipment, net of depreciation	104,917	125,497
Operating lease right-of-use assets, net of amortization	16,204	18,874
Financing lease right-of-use assets, net of amortization	12,289	12,858
Inventory, non-current	4,839	6,455
Intangible assets, net of amortization	9,316	10,077
Deferred income tax asset	41	70
Other non-current	4,875	4,956
Total assets	$383,205	$414,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$6,139	$4,344
Accounts payable:
Trade	44,189	48,252
Retainage	984	716
Accrued liabilities	83,638	84,637
Income taxes payable	101	639
Contract liabilities	28,363	33,135
Current portion of operating lease liabilities	4,395	4,989
Current portion of financing lease liabilities	2,085	3,901
Total current liabilities	169,894	180,613
Long-term debt, net of debt issuance costs	294	29,523
Operating lease liabilities	12,687	14,537
Financing lease liabilities	9,890	8,376
Other long-term liabilities	23,316	19,837
Deferred income tax liability	97	207
Interest rate swap liability	—	1,602
Total liabilities	216,178	254,695
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,617,998 and 31,171,804 issued; 30,906,767 and 30,460,573 outstanding at June 30, 2021 and December 31, 2020, respectively	316	312
Treasury stock, 711,231 shares, at cost, as of June 30, 2021 and December 31, 2020, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	—	(1,602)
Additional paid-in capital	185,793	184,324
Retained loss	(12,542)	(17,000)
Total stockholders’ equity	167,027	159,494
Total liabilities and stockholders’ equity	$383,205	$414,189